Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP
1720 North First Street
San Jose, CA 95112-4598
July 29, 2009
For Immediate Release

Contact:	Marty Kropelnicki (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)
CAL WATER ANNOUNCES RESULTS FOR THE 2ND QUARTER OF 2009
     SAN JOSE, CA — California Water Service Group (NYSE : CWT) today announced net income of $12.1 million, up 20% from $10.1 million in the second quarter of 2008, and earnings per common share (EPS) of $0.58, an increase of 21% over EPS of $0.48 in the same period last year.
     Revenues increased by $11.1 million, or 11%, to $116.7 million, with rate increases adding $19.2 million and water usage by new customers adding $3.4 million. These increases were offset by a decrease in water usage by existing customers and other charges totaling $11.1 million. The combined net effect of the water revenue adjustment mechanism (WRAM) and modified cost balancing account (MCBA) was a $0.4 million decrease in revenue. The WRAM is a ratemaking mechanism that decouples water sales from revenues and the MCBA is an account that allows Cal

Water to track and recover or refund changes in water production costs.
     Total operating expenses for the second quarter of 2009 increased by $9.6 million to $100.7 million. Water production costs increased by $1.4 million due to higher power costs and wholesale water rates. Administrative costs increased $5.6 million, due primarily to increases in pension, health, and legal expenses. Other operations expenses increased $1.6 million to $14.3 million, as a result of increases in costs of pumping and distributing water.
     Fewer water system repairs resulted in a $0.6 million decrease in maintenance expense, which was $4.3 million for the quarter. Depreciation expense increased $1.0 million to $10.3 million as a result of increases in capital expenditures. Taxes other than income increased $0.4 million to $3.9 million.
     Other income, net of income taxes, increased $1.1 million to $1.5 million. Interest expense increased $0.6 million to $5.3 million due to a new debt offering in April 2009.
     For the twelve months ended June 30, 2009, net income was $44.0 million and dilutive earnings per share were $2.11, compared to net income of $32.2 million and dilutive earnings per share of $1.55 for the same period in the prior year. Revenues for the trailing twelve months were $435.1 million, compared to $378.2 million for the same period last year.
     “The most important factor in our financial performance continues to be our ability to recover prudently incurred costs in rates, and our second quarter results were positively affected by our approved rates in the 2007 General Rate Case filing,” said President and Chief Executive Officer Peter C. Nelson.
     “We also believe that the WRAM and MCBA are working effectively to facilitate water conservation and efficiency programs,” Nelson said.
     Rate-Related Matters
     On July 2, 2009, Cal Water filed a General Rate Case with the California Public Utility Commission for all California operations, beginning an 18-month review process. The filing requests an additional $70.6 million in 2011, followed by increases of $24.8 million in 2012 and 2013. The increased revenues are to cover expense increases and capital projects for 2011 through 2013. The Company cannot predict at this time the rate change the Commission will order in 2011.
     Interim rate increases, which are typically allowed in the second and third years following a General Rate Case, became effective on July 23, 2009 for 11 California Districts, which will add $9 million to annual revenues.
     Acquisitions and New Business
     In the second quarter of 2009, Cal Water received final approval from the California Public Utilities Commission on its acquisition of the Skyline County Water District, a 465-connection system adjacent to Cal Water’s Bear Gulch District.
     Other Information

     All stockholders and interested investors are invited to listen to the 2009 second quarter conference call on July 30, 2009, at 11:00 a.m. (EST), by dialing 1-866-871-4881 and keying in ID# 1369368. A replay of the call will be available from 2:00 p.m. (EST) July 30, 2009, through September 28, 2009, at 1-888-266-2081, ID# 1369368. The call, which will be hosted by President and CEO, Peter Nelson and Controller and Assistant Treasurer, Calvin L. Breed, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services. Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT”.
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to:

governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available at our Web site at www.calwatergroup.com.
     Attachments (2).
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Source: California Water Service Group

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

	June 30,	December 31
(In thousands, except per share data)	2009	2008
ASSETS
Utility plant:
Utility plant	$1,638,356	$1,583,079
Less accumulated depreciation and amortization	(492,989)	(470,712)

Net utility plant	1,145,367	1,112,367

Current assets:
Cash and cash equivalents	41,498	13,869
Receivables
Customers	26,613	22,786
Other	20,299	12,071
Unbilled revenue	20,273	13,112
Materials and supplies at average cost	5,244	5,070
Taxes, prepaid expense, and other assets	10,565	12,890

Total current assets	124,492	79,798

Other assets:
Regulatory assets	198,064	198,293
Goodwill	3,906	3,906
Other assets	31,411	23,743

Total other assets	233,381	225,942

	$1,503,240	$1,418,107

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$207	$207
Additional paid-in capital	214,451	213,922
Retained earnings	191,098	188,820

Total common stockholders’ equity	405,756	402,949
Preferred stock	—	—
Long-term debt, less current maturities	383,500	287,498

Total capitalization	789,256	690,447

Current liabilities:
Current maturities of long-term debt	2,664	2,818
Accounts payable	48,344	41,772
Notes payable	12,000	40,000
Accrued expenses and other liabilities	38,202	38,606

Total current liabilities	101,210	123,196

Unamortized investment tax credits	2,392	2,392
Deferred income taxes, net	76,008	72,344
Regulatory liability and Other	83,282	83,312
Pension and postretirement benefits other than pensions	152,468	152,685
Advances for construction	179,566	176,163
Contributions in aid of construction	119,058	117,568
Commitments and contingencies

	$1,503,240	$1,418,107

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the Three-Months ended:

	June 30,	June 30,
	2009	2008

Operating revenue	$116,667	$105,581

Operating expenses:
Water production costs	41,702	40,349
Admistrative and General	19,385	13,835
Other operations	14,331	12,766
Maintenance	4,313	4,947
Depreciation and amortization	10,282	9,276
Income taxes	6,789	6,442
Property and other taxes	3,911	3,484

Total operating expenses	100,713	91,099

Net operating income	15,954	14,482

Other income and expenses:
Non-regulated revenue	3,098	1,696
Non-regulated expenses	(720)	(1,132)
Gain on sale of non-utility property	72	7
Less: income taxes on other income and expenses	(993)	(219)

	1,457	352

Interest expense:
Interest Expense	5,961	5,157
Less: capitalized interest	(640)	(439)

Net interest expense	5,321	4,718

Net income	$12,090	$10,116

Earnings per share
Basic	$0.58	$0.48

Diluted	$0.58	$0.48

Weighted average shares outstanding
Basic	20,745	20,717

Diluted	20,767	20,741

Dividends per share of common stock	$0.2950	$0.2925

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the Six-Months ended:

	June 30,	June 30,
	2009	2008

Operating revenue	$203,280	$178,502

Operating expenses:
Water production costs	70,570	65,707
Admistrative and General	38,247	27,253
Other operations	26,786	24,831
Maintenance	8,947	9,060
Depreciation and amortization	20,480	18,498
Income taxes	8,021	6,616
Property and other taxes	7,999	7,223

Total operating expenses	181,050	159,188

Net operating income	22,230	19,314

Other income and expenses:
Non-regulated revenue	5,979	4,601
Non-regulated expenses	(3,362)	(4,168)
Gain on sale of non-utility property	675	7
Less: income taxes on other income and expenses	(1,330)	(170)

	1,962	270

Interest expense:
Interest Expense	11,000	10,171
Less: capitalized interest	(1,319)	(889)

Net interest expense	9,681	9,282

Net income	$14,511	$10,302

Earnings per share
Basic	$0.70	$0.49

Diluted	$0.70	$0.49

Weighted average shares outstanding
Basic	20,738	20,702

Diluted	20,763	20,726

Dividends per share of common stock	$0.5900	$0.5850